Exhibit 10.22

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

LICENSE AGREEMENT

between

SANOFI

and

VALO HEALTH, INC.

Dated as of February 8, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		13

2.1	Grants to Licensee	13
2.2	Retention of Rights	13
2.3	Sublicenses	13
2.4	No Implied Rights	14
2.5	Disclosure of Licensed Know-How	14
2.6	Transfer of Inventory of Transferred Materials	15
2.7	Technical Assistance	15
2.8	Transfer of INDs	16
2.9	Non-Compete	16
2.10	Other Data Disclosure Committee	17
2.11	Disclosure of Other Data	18
2.12	Audit of Other Data	18
2.13	Segregation of Other	19
2.14	Restricted Use of Other Data	19
2.15	Joint Data Controller Agreement	19

ARTICLE 3 DEVELOPMENT AND REGULATORY		20

3.1	Development	20
3.2	Development Diligence	20
3.3	Reports	20
3.4	Subcontracting	20
3.5	Compliance	20
3.6	Regulatory	20

ARTICLE 4 COMMERCIALIZATION		21

4.1	In General	21
4.2	Commercialization Diligence	21
4.3	Commercialization Reports	21
4.4	Subcontracting	21
4.5	Compliance	21
4.6	Sales and Distribution	21

ARTICLE 5 MANUFACTURE AND SUPPLY		21

5.1	General	21
5.2	Subcontracting	21
5.3	Compliance	22

-i-

EXECUTION VERSION

ARTICLE 6 PAYMENTS		22

6.1	Upfront Payment	22
6.2	Milestones	22
6.3	Royalties	24
6.4	Payment Dates and Reports	25
6.5	Mode of Payment; Currency Conversion	25
6.6	Taxes	25
6.7	Interest on Late Payments	26
6.8	Financial Records	26
6.9	Audit	26
6.10	Audit Dispute	26
6.11	Confidentiality	27

ARTICLE 7 INTELLECTUAL PROPERTY		27

7.1	Ownership of Arising Information and Inventions	27
7.2	Prosecution and Maintenance of Patents	27
7.3	Enforcement of Patents	28
7.4	Infringement Claims by Third Parties	29
7.5	Invalidity or Unenforceability Defenses or Actions	30
7.6	Third Party Licenses	31
7.7	Product Trademarks	31

ARTICLE 8 PHARMACOVIGILANCE AND SAFETY		32

8.1	Global Safety Database.	32
8.2	Pharmacovigilance Agreement	32

ARTICLE 9 CONFIDENTIALITY AND NON-DISCLOSURE		32

9.1	Confidentiality Obligations	32
9.2	Permitted Disclosures	33
9.3	Use of Name	34
9.4	Press Releases	34
9.5	Publications	34
9.6	Destruction of Confidential Information	35
9.7	Waiver of Confidentiality	35

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		35

10.1	Mutual Representations and Warranties	35
10.2	Representations and Warranties of Sanofi	36
10.3	Covenant of Licensee	37
10.4	Additional Future Patents	37
10.5	Disclaimer of Warranty	38
10.5	Additional Wavier	38

-ii-

EXECUTION VERSION

ARTICLE 11 INDEMNITY		39

11.1	Indemnification of Sanofi	39
11.2	Indemnification of Licensee	39
11.3	Notice of Claim	39
11.4	Control of Defense	40
11.5	Limitation on Damages and Liability	41
11.6	Insurance	42

ARTICLE 12 TERM AND TERMINATION		42

12.1	Term	42
12.2	Termination for Convenience	42
12.3	Termination of this Agreement for Material Breach	42
12.4	Termination by Sanofi for Patent Challenge	43
12.5	Termination Upon Insolvency	43
12.6	Rights in Bankruptcy	44
12.7	General Consequences of Termination	44
12.8	Consequences of Termination by Licensee or by Sanofi.	45
12.9	Accrued Rights; Surviving Obligations	45

ARTICLE 13 MISCELLANEOUS		46

13.1	Force Majeure	46
13.2	Alliance Managers	46
13.3	Assignment	47
13.4	Severability	47
13.5	Dispute Resolution	47
13.6	Governing Law, Jurisdiction, Venue and Service	48
13.7	Notices	48
13.8	Entire Agreement; Amendments	49
13.9	English Language	49
13.10	Equitable Relief	49
13.11	Waiver and Non-Exclusion of Remedies	50
13.12	No Benefit to Third Parties	50
13.13	Affiliates	50
13.14	Further Assurance	50
13.15	Relationship of the Parties	50
13.16	References	51
13.17	Construction	51
13.18	Counterparts	51

-iii-

EXECUTION VERSION

Schedules

Schedule 1.60	Licensed Compounds

Schedule 1.61	Licensed Know-How

Schedule 1.62	Licensed Patents

Schedule 1.76	Other Data

Schedule 2.6.1	Inventory of Transferred Materials

Schedule 2.8	Transferred US INDs

Schedule 2.9	Diseases

Schedule 3.1.2	Development Plan

-iv-

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of February 8, 2021 (the “Effective Date”) by and between Sanofi, a French corporation, having offices at 54, rue la Boétie, 75008 Paris (“Sanofi” or “Licensor”), and, Valo Health, Inc., a Delaware corporation, with a principal office at 399 Boylston Street, Suite 505, Boston, MA 02116 (“Valo” or “Licensee”). Sanofi and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Licensee is a technology company that uses machine learning artificial intelligence to discover, develop and commercialize compounds to treat disease;

WHEREAS, Sanofi controls certain intellectual property rights with respect to the Licensed Compound(s) (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Sanofi wishes to grant to Licensee, and Licensee wishes to be granted, a license under such intellectual property rights to Exploit (as defined herein) Licensed Products in the Territory, in each case, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.    “Accountant” has the meaning set forth in Section 6.10 (Audit Dispute).

1.2.    “Accounting Standards” means the then-current version financial reporting standards followed by Licensee, its Affiliate or Sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case, in each case consistently applied.

1.3.    “Additional Future Patent License” has the meaning set forth in Section 10.4.

1.4.    “Additional Future Patent” has the meaning set forth in Section 10.4 (Additional Future Patent License).

1.5.    “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject during or following exposure to or use of a Licensed Product, whether or not considered causally related to such Licensed Product, (b) the exacerbation of any pre-existing condition occurring during or following exposure to or use of a Licensed Product, or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring during or following exposure to or use of a Licensed Product. For purposes of this Agreement, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose or sensitivity reactions.

1.6.    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of [***] or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). Notwithstanding the foregoing, [***], shall not be considered an Affiliate of Licensee under this Agreement except with regard to Licensee’s obligations under Article 9 (Confidentiality and Non-Disclosure).

1.7.    “Agreement” has the meaning set forth in the preamble hereto.

1.8.    “Alliance Manager” has the meaning set forth in Section 13.2 (Alliance Managers).

1.9.    “Applicable Law” means laws, statutes, rules, regulations, treaties (including tax treaties), orders, judgments or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, that are applicable to the performance of activities under this Agreement, including any rules, regulations, guidelines (including Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as respectively defined under the ICH Guidelines) or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.10.    “Auditor” has the meaning set forth in Section 2.12 (Audit of Other Data).

1.11.    “Breaching Party” has the meaning set forth in Section 12.3 (Termination of this Agreement for Material Breach).

1.12.    “Business Day” means a day other than (a) a Saturday or Sunday, or (b) any day on which banking institutions in Paris, France or Boston, Massachusetts, United States are closed.

1.13.    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.14.    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.15.    “Change of Control” means, with respect to either Party, (a) any sale, exchange, transfer, or issuance to or acquisition by one or more Third Parties of shares representing more than [***] of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls (as defined in Section 1.6 (Affiliate)) (such Affiliate, a “Parent” of such Party), whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including any venture capital financing or any public offering; or (b) a merger or consolidation under Applicable Law of such Party with a Third Party in which the shareholders of a Party or such Parent immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation more than [***] of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation.

1.16.    “Clinical Data” means all data, reports and results with respect to the Licensed Compounds or the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.

1.17.    “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.18.    “Combination Product” means a Licensed Product that consists of or contains a Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose or as separate doses in a single package.

1.19.     “Commercial Milestone Events” has the meaning set forth in Section 6.2.2 (Commercial Milestones).

1.20.    “Commercial Milestone Payments” has the meaning set forth in Section 6.2.2(Commercial Milestones).

1.21.    “Commercialization” means, with respect to a product, any and all activities (whether before or after Market Approval) directed to the marketing, promotion and sale of such product in the Field in the Territory after Market Approval for commercial sale has been obtained, including pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such product, importing, exporting or transporting such product for commercial sale, medical education activities with respect to such product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

1.22.    “Commercially Reasonable Efforts” means the level of efforts and resources expended by Licensee, which efforts would be comparable to the efforts and resources typically expended or used in the biopharmaceutical industry by similarly situated companies (for instance, those with resources and expertise similar to those of Licensee) for compounds or products of similar market potential at a similar stage in development or product life, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), the existence and developmental stages of alternative products and programs, and legal issues. With respect to Commercialization activities, Commercially Reasonable Efforts would be determined on a country-by-country (or region-by-region, where applicable) and Indication-by-Indication basis, without regard to the particular circumstances of Licensee, including any other product opportunities of Licensee and any payments owed by Licensee to Sanofi under this Agreement and is expected to change over time, reflecting changes in the status of such Licensed Product and the markets or countries involved.

1.23.    “Complaining Party” has the meaning set forth in Section 12.3 (Termination of this Agreement for Material Breach).

1.24.    “Confidential Information” has the meaning set forth in Section 9.1 (Confidentiality Obligation).

1.25.    “Control” means, with respect to any material, Confidential Information, Information and Inventions, Regulatory Documentation, Patent, or other property right, possession of the right by a Party, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants to Licensee)), to grant the licenses or sublicenses to the other Party as provided under this Agreement, to otherwise disclose such Confidential Information, Information and Inventions and Regulatory Documentation to the other Party as provided under this Agreement, and to grant access to such material as provided under this Agreement, in each case without violating the terms of any agreement or other arrangement with any Third Party.

1.26.    “Controlling Party” has the meaning set forth in Section 7.4.1 (Defense of Third Party Claims).

1.27.    “Cover” means, with reference to a Patent and a compound, molecule or product, that the making, using, offering to sell, selling, importing, or exporting of such compound, molecule or product would infringe a Valid Claim of such Patent in the country in which such activity occurs without a license thereto (or ownership thereof).

1.28.    “Curated Licensed Know-How” means [***].

1.29.    “Curated Information” means (a) any personally identifiable information or other data which Sanofi may not, as determined in its sole discretion, transfer per Applicable Law, (b) any Information and Inventions which Sanofi may not lawfully disclose in accordance with the terms of any agreement between Sanofi or its Affiliates and any Third Party entered into before the Effective Date, and (c) any Information and Inventions which constitutes the confidential business information of Sanofi that (i) was created solely for internal business use, and (ii) was not created in the Development of the Licensed Compounds.

1.30.    “Derived Patent” means any Patent filed by Licensee or its Affiliate or Sublicensee after the Effective Date that claims (a) any Licensed Know-How or Other Data as a composition, method of use, or method of manufacture, or (b) any Licensed Compound not already claimed in a Licensed Patent.

1.31.    “Development” means, with respect to a product, molecule or compound, all activities related to research, preclinical and other non-clinical testing (including compound discovery), test method development and stability testing, toxicology, formulation, process development, Clinical Studies (including Manufacturing in support thereof (but excluding any commercial Manufacturing)), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Market Approval, in each case for such product, molecule or compound. The term “Development” includes the use of advanced machine learning algorithms and data analysis. When used as a verb, “Develop” means to engage in Development.

1.32.    “Development and Regulatory Milestone Events” has the meaning set forth in Section 6.2.1 (Development and Regulatory Milestones).

1.33.    “Development and Regulatory Milestone Payments” has the meaning set forth in Section 6.2.1 (Development and Regulatory Milestones).

1.34.    “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2 (Development Plan).

1.35.    “Disclosing Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).

1.36.    “Dispute” has the meaning set forth in Section 13.5 (Dispute Resolution).

1.37.    “Dollars” or “$” means United States Dollars.

1.38.    “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding application in other jurisdictions in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.39.    “Effective Date” has the meaning set forth in the preamble hereto.

1.40.    “EMA” means the European Medicines Agency and any successor agency thereto.

1.41.    “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein, Switzerland and the United Kingdom.

1.42.    “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

1.43.    “Executive Officer” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.

1.44.    “Exploit” means, with respect to a product, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit such product and “Exploitation” means the act of Exploiting a product.

1.45.    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.46.    “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.

1.47.    “Field” means all human therapeutic, prophylactic, diagnostic and treatment uses.

1.48.    “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country and for which any of Valo or its Affiliates or Sublicensees has invoiced sales of Licensed Products in the Territory; provided, however, that the following shall not constitute a First Commercial Sale: (a) sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”; (b) Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensees, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities; or (c) any use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party.

1.49.    “Force Majeure Event” has the meaning set forth in Section 13.1 (Force Majeure).

1.50.    “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.51.    “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, amendments, supplements, extensions and modifications thereto), or any corresponding applications in other jurisdictions in the Territory.

1.52.    “Indemnification Claim Notice” has the meaning set forth in Section 11.3 (Notice of Claim).

1.53.    “Indemnified Party” has the meaning set forth in Section 11.3 (Notice of Claim).

1.54.    “Indemnifying Party” has the meaning set forth in Section 11.3 (Notice of Claim).

1.55.    “Indication” means any distinct human disease category, as evidenced by the filing of a separate Drug Approval Application (or supplemental Drug Approval Application, as the case may be).

1.56.    “Information and Inventions” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, techniques, procedures, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.

1.57.    “Infringement” has the meaning set forth in Section 7.3.1 (Notice).

1.58.    “Infringement Notice” has the meaning set forth in Section 7.3.1 (Notice).

1.59.    “Invoiced Sales” has the meaning set forth in the definition of “Net Sales.”

1.60.    “Licensed Compound(s)” means (a) any of the compounds listed in Schedule 1.60, and (b) any derivatives of the compounds listed in Schedule 1.60 that are Developed by or on behalf of Licensee its Affiliates or Sublicensees (as applicable) and which (i) are Covered by a Valid Claim of the Licensed Patents or (ii) were so Developed by or on behalf of Licensee, its Affiliates or Sublicensees (as applicable) using or incorporating the Licensed Know-How or Other Data and that is designed primarily to [***] and exerts a clinically relevant pharmaceutical effect [***].

1.61.    “Licensed Know-How” means the Information and Inventions Controlled by Sanofi as of the Effective Date set forth on Schedule 1.61, which Schedule 1.61 may be revised in accordance with Section 2.5 (Disclosure of Licensed Know-How). The term “Licensed Know-How” includes the Curated Licensed Know-How (subject to disclosure in accordance with Section 2.5 (Disclosure of Licensed Know-How)) and Information and Inventions about the Transferred Materials, but not the Transferred Materials themselves. The term “Licensed Know-How” excludes all Other Data.

1.62.    “Licensed Patents” means the Patents set forth on Schedule 1.62, which schedule may be updated in accordance with Section 7.2.4(Inadvertently Omitted Licensed Patents).

1.63.    “Licensed Product” means any pharmaceutical product containing a Licensed Compound as an active pharmaceutical ingredient, including all forms, formulations and modes of administration, alone or in combination with one or more other active ingredients, presentations and dosages thereof.

1.64.    “Licensee” has the meaning set forth in the preamble hereto.

1.65.    “Licensee Indemnitees” has the meaning set forth in Section 11.2 (Indemnification of Licensee).

1.66.    “Losses” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).

1.67.    “MAA” has the meaning set forth in the definition of “Drug Approval Application”.

1.68.    “Manufacture” and “Manufacturing” means, with respect to a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, stability testing, quality assurance or quality control of such product or any intermediate thereof.

1.69.    “Market Approval” means an approval from a Regulatory Authority of the applicable Drug Approval Application for such Licensed Product by such Regulatory Authority.

1.70.    “Milestone Event” means each of the Development and Regulatory Milestone Events identified as a milestone event in Section 6.2.1 (Development and Regulatory Milestones) and the Commercial Milestone Events identified as a milestone event in Section 6.2.2 (Commercial Milestones).

1.71.    “Milestone Payment” means each of the Development and Regulatory Milestone Payments identified in Section 6.2.1 (Development and Regulatory Milestones) and the Commercial Milestone Payments identified in Section 6.2.2 (Commercial Milestones).

1.72.    “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).

1.73.    “NDA” has the meaning set forth in the definition of “Drug Approval Application”.

1.74.    “Net Sales” means, for any period, the gross amount invoiced by Licensee or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances; (b) freight, postage, shipping and insurance expenses incurred in connection with transporting the Licensed Product; (c) customs and excise duties and other duties related to the sales; (d) rebates, credits, compulsory refunds and similar payments made with respect to sales paid for by any Governmental Authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent governmental program in other jurisdictions; (e) amounts repaid or credited by reason of defects, damaged products, expired dating, rejections, recalls, refunds, returns, rebates and billing errors; (f) bad debts relating to sales of Licensed Product that are actually written off by Licensee in accordance with Accounting Standards during the applicable royalty calculation period; (g) customs, taxes, duties or other governmental charges incurred in connection with, levied on, absorbed or otherwise imposed on sale, exportation or importation of Licensed Product, including value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; and (h) any other similar and customary deductions that are consistent with Accounting Standards as determined from the books and records of Licensee, its Affiliates or its or their Sublicensees, as the case may be, maintained in accordance with Licensee’s, its Affiliates’ or its or their Sublicensees’ normal practices, in each case ((a) to (h)) in accordance with Accounting Standards. Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced. Net Sales shall not include (a) sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”; (b) Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensees, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities; or (c) any use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains a Licensed Compound as its sole active ingredient, if sold separately in such country, and B is the average invoice price in such country of each product that contains an active ingredient other than the Licensed Compound contained in such Combination Product as its sole active ingredient, if sold separately in such country. If either such Licensed Product that contains the Licensed Compound as its sole active ingredients or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Licensed Compound, on the one hand, and all of the other active ingredients, collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within [***] after a request by a Party that they negotiate such an adjustment, then either Party shall have the right to submit such matter for resolution pursuant to Section 13.5 (Dispute Resolution).

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, or its Affiliates’ or its or their Sublicensees’] existing allocation method; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.

1.75.    “Non-Controlling Party” has the meaning set forth in Section 7.4.1 (Defense of Third Party Claims).

1.76.    “Other Data” means the primary quantitative and empirical data collected by or on behalf of Sanofi in the course of conducting its Development activities solely with respect to the [***], as listed on Schedule 1.76, which schedule may be updated in accordance with Section 2.11 (Disclosure of Other Data); provided however that Other Data excludes all Curated Information.

1.77.    “Other Data Disclosure Committee” or “ODDC” has the meaning set forth in Section 2.10 (Other Data Disclosure Committee).

1.78.    “Party” and “Parties” each has the meaning set forth in the preamble hereto.

1.79.     “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).

1.80.    “Payments” has the meaning set forth in Section 6.6 (Taxes).

1.81.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.82.    “Phase III Clinical Study” means a controlled Clinical Study of the efficacy and safety of the Licensed Product which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular Indication in a manner sufficient to file for a Drug Approval Application that meets the definition of a Phase III study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.

1.83.    “Product Trademarks” means the Trademark(s) to be used or that are used by Licensee or its Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.84.    “Receiving Party” has the meaning set forth in Section 9.1 (Confidentiality Obligations).

1.85.    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.

1.86.    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), which relate solely to the Licensed Product and are provided by Sanofi to Licensee at any time before, on, or after the Effective Date (x) as part of the Licensed Know-How disclosed in accordance with Section 2.5 (Disclosure of Licensed Know-How), or (y) are the Transferred US INDs assigned to Licensee in accordance with Section 2.8 (Transfer of US INDs).

1.87.    “Regulatory Exclusivity” means any period of data or market exclusivity granted or otherwise authorized in respect of a Licensed Product, other than as a result of a Patent, that prohibits a Person from (a) relying on safety or efficacy data generated by or on behalf of a Party with respect to such Licensed Product in an application for regulatory approval of a Generic Product, or (b) Commercializing a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.

1.88.    “Restricted Compounds” has the meaning set forth in Section 2.10.

1.89.    “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of: (a) the expiration of the last-to-expire Licensed Patent or Derived Patent that includes a Valid Claim; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; and (c) [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

1.90.    “[***].

1.91.     “[***].

1.92.    “Sanofi” has the meaning set forth in the preamble hereto.

1.93.    “Sanofi Indemnitees” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).

1.94.    “Securities Regulator” is defined in Section 9.2.1 (Permitted Disclosures).

1.95.    “Service Provider” means a Person retained by Licensee to perform services but which Person is not granted any sublicense of any rights hereunder.

1.96.    “Sublicense Agreement” has the meaning set forth in Section 2.3

1.97.    “Sublicensee” means a Person that is granted a sublicense by Licensee in accordance with Section 2.3.

1.98.    “Term” has the meaning set forth in Section 12.1 (Term).

1.99.    “Termination Notice Period” has the meaning set forth in Section 12.2.

1.100.    “Territory” means the entire world.

1.101.    “Third Party” means any Person other than Sanofi, Licensee and their respective Affiliates.

1.102.    “Third Party Claims” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).

1.103.    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.104.    “Transferred US INDs” has the meaning set forth in Section 2.8 (Transfer of US INDs).

1.105.    “Transferred Materials” means the biological or chemical materials listed on Schedule 2.6.1 (Transferred Materials).

1.106.    “Upfront Payment” has the meaning set forth in Section 11.1 (Indemnification of Sanofi).

1.107.    “Valid Claim” means, with respect to a particular country, any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.108.    “[***].

1.109.    “[***].

ARTICLE 2

GRANT OF RIGHTS

2.1.    Grants to Licensee. Subject to all other terms and conditions of this Agreement, Sanofi hereby grants to Licensee an exclusive (including with regard to Sanofi and its Affiliates) sublicensable (in accordance with Section 2.3 (Sublicenses)) license under the Licensed Patents, and to use the Licensed Know-How and the Other Data, in each case, to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory.

2.2.    Retention of Rights. Sanofi retains, on behalf of itself and its Affiliates, rights under the Licensed Patents and to use the Licensed Know-How and Other Data (a) to conduct non-clinical research for uses unrelated to the Licensed Compounds or the Licensed Products (including retaining the Licensed Compounds in Sanofi’s compound library) and (b) to manufacture compounds other than the Licensed Compounds or Licensed Products.

2.3.    Sublicenses. The exclusive rights and licenses granted to Licensee under Section 2.1 (Grant to Licensee) may be sublicensed by Licensee (through multiple tiers) to an

Affiliate or to a Third Party under a written agreement (a “Sublicense Agreement”) without requiring Sanofi’s consent, provided that Licensee shall provide Sanofi with a copy of each Sublicense Agreement entered into with a Third Party within [***] of its execution; further provided however that Licensee will not have the right to sublicense the exclusive rights and licenses granted to Licensee under Section 2.1 (Grant to Licensee) with respect to the Other Data except in connection with a sublicense transaction that also includes grants under the Licensed Patents and to use the Licensed Know-How. Licensee shall, notwithstanding any sublicensing under a Sublicense Agreement, remain liable to Sanofi for activities of its sublicensees that, if conducted by Licensee, would breach this Agreement. Licensee shall ensure that any Sublicense Agreement is consistent with the terms hereof.

2.4.    No Implied Rights. Licensee and its Affiliates shall have no right, express or implied, with respect to the Licensed Patents, Licensed Know-How or Other Data except as expressly provided under this Agreement.

2.5.    Disclosure of Licensed Know-How.

2.5.1.    Except with respect to the Curated Licensed Know-How, Sanofi shall disclose and make available to Licensee the Licensed Know-How listed in Schedule 1.61 within thirty [***] after the Effective Date by granting the Licensee download rights to the data room from which the Licensed Know-How may be accessed. Licensee shall complete its download of the Licensed Know-How referred to in the preceding sentence from such data room within [***] after having been granted download rights to such data room. Sanofi shall disclose and make available to Licensee the Curated Licensed Know-How within [***] after the Effective Date by granting the Licensee download rights to the data room from which the Licensed Know-How may be accessed. Licensee shall complete its download of the Curated Licensed Know-How referred to in the preceding sentence from such data room within [***] after being notified by Sanofi that such Curated Licensed Know-How is available in such data room. Sanofi shall maintain the data room from which Licensee will access the Licensed Know-How for at least [***] after the Effective Date. Licensed Know-How will be provided in its original language together with any English translation (if created in a language other than English) in Sanofi’s possession as of the Effective Date.

2.5.2.    As part of the technical assistance to be provided by Sanofi in accordance with Section 2.7 (Technical Assistance), Sanofi shall make available certain Sanofi personnel having relevant knowledge of the Licensed Compound(s) to review translations made by Valo of specific key documents included within the Licensed Know-How and Other Data; provided however, the foregoing shall not apply if (a) such personnel are no longer employed by Sanofi or (b) if such Sanofi personnel are not fluent in English or otherwise do not possess the requisite skill to review such translated documents.

2.5.3.    After the Effective Date, if (a) Valo notifies Sanofi in writing that a Regulatory Authority requests any Information and Inventions related to any Licensed Compound or Licensed Product that may have been inadvertently omitted from the list of Licensed Know-How or Other Data, or (b) either Sanofi or Licensee identifies any particular Information and Inventions Controlled by Sanofi as of the Effective Date that may have been inadvertently omitted from the list of Licensed Know-How or Other Data, in each case (a) or (b) Sanofi shall use reasonable efforts to provide the requested additional items of Licensed Know-How or Other Data to Licensee as soon as practicable and, with respect to such items of Licensed Know-How, Schedule 1.61 (Licensed Know-How) shall be updated by the Parties accordingly and with respect to such items of Other Data, Schedule 1.76 (Other Data) shall be updated by the Parties accordingly. As between the Parties, Sanofi shall have the sole right to decide whether any Information or Inventions related to any Licensed Compound or Licensed Product requested by Licensee under this Section 2.5.3 is Licensed Know-How or Other Data.

2.6.    Transfer of Inventory of Transferred Materials.

2.6.1.    Sanofi hereby assigns to Licensee all of its right, title and interest in and to the inventory of Transferred Materials listed on Schedule 2.6.1 (Transferred Materials), which Sanofi shall deliver [***] Sanofi’s facility specified in such schedule as soon as practicable within [***] after the later of (a) the Effective Date or (b) the date that Sanofi receives from Licensee all information necessary to deliver such Transferred Materials to Licensee (including without limitation contact name(s) and customs information), which information Licensee shall provide Sanofi within [***] of the Effective Date. Sanofi will deliver all of the Transferred Materials listed on Schedule 2.6.1 (Transferred Materials) in two (2) shipments to the same location designated by the Licensee in accordance with the preceding sentence. The purchase price for such Transferred Materials is included in the initial instalment of the Upfront Payment, however Licensee shall bear all shipping costs, including insurance, customs duties and any transfer tax that may become due in connection with the delivery of the Transferred Materials. The Parties agree that: (i) such Transferred Materials shall be used solely to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; (ii) all such Transferred Materials are provided “AS IS” without any warranties, express or implied and (iii) Licensee shall be solely responsible for determining whether such quantities of Transferred Materials meet Licensee’s own requirements and whether such Transferred Materials are suitable for Licensee’s intended purposes. Any use of the Transferred Materials shall be at the sole risk and responsibility of Licensee.

2.6.2.    Sanofi will perform one re-test of each of the two batches of material listed under item #1 as shown in the table in Schedule 2.6.1, using a reasonable sample of such material retained by Sanofi solely to perform such re-test in accordance with methods described in the Licensed Know-How, as soon as practicable within [***] of the Effective Date. The sole deliverable of this re-testing would be the delivery by Sanofi to Licensee, within such [***], of a certificate of analysis for such items (which would form part of the Licensed Know-How); provided that Sanofi will provide Licensee the direction of the results (i.e., if they look conforming or not) promptly after the results are available. Licensee would pay Sanofi for conducting this re-testing at the FTE rate of [***].

2.7.    Technical Assistance. Beginning on the Effective Date, in addition to fulfilling Sanofi’s obligations under Section 2.5 (Disclosure of Licensed Know-How) at no cost to Licensee, Sanofi shall answer Licensee’s reasonable technical questions regarding the Licensed Know-How, Other Data and Licensed Materials to the extent such expertise is available within Sanofi. Such technical assistance would be provided by Sanofi at its cost for no more than [***] hours per month for no more than [***] months. After the expiry of the initial [***] period referred to in the preceding sentence, Sanofi would provide up to [***] additional hours of technical assistance for no more than [***] months. The total cost of the additional technical assistance during the [***] period referred to in the preceding sentence would be at the FTE rate of [***] within [***] Business Days of receipt of Sanofi’s invoice for such assistance.

2.8.    Transfer of US INDs. Sanofi hereby assigns to Licensee the US INDs listed on Schedule 2.8 (Transferred US INDs) (the “Transferred US INDs”). The Parties shall cooperate in good faith to effectuate the assignments described in this Section 2.8 (Transfer of US INDs) with the FDA, including duly executing and delivering, or causing to be duly executed and delivered, such instruments (including the filing of such assignments, agreements and documents) as may be necessary in order to effect such assignment and transfer of the Transferred US INDs from Sanofi to Licensee, provided that Sanofi shall effectuate the transfer to Licensee of the Transferred US INDs with respect to the applicable Regulatory Authorities within [***] after receiving notice from Licensee that Licensee has obtained eCTD capability and is ready to receive such Transferred US INDs, which notice Licensee shall deliver no later than [***] Licensee shall provide all assistance reasonably requested by Sanofi in order to effectuate the assignment and transfer of the Transferred US INDs to Licensee, including notifying the FDA of the transfer in a timely manner. From and after such assignment and transfer, Licensee (or its designee) shall have the sole right, in its sole discretion, to file, maintain and hold title to all Transferred US INDs.

2.9.    Non-Compete. For a period of [***] beginning on the Effective Date, Sanofi shall not, directly or indirectly (with any Affiliate or Third Party), Develop any compound that was Developed by or on behalf of Sanofi in the [***] (collectively “Restricted Compounds”), in each case for the diseases and conditions set forth in Schedule 2.9.

2.10.    Other Data Disclosure Committee

2.10.1.    Within [***] of the Effective Date, the Parties shall form a joint committee to coordinate the technical aspects of the disclosure by Sanofi of Other Data (the “Other Data Disclosure Committee”).

2.10.2.    Each Party will ensure that the members appointed to the ODDC will have: (i) the appropriate level of seniority and decision-making authority commensurate with the responsibilities of the ODDC; and (ii) expertise relevant to the responsibilities of ODDC, for example, R&D, business development/partnering, legal, and information technology. The ODDC shall be comprised of no more than four (4) persons from each Party. The ODDC shall have two (2) co-chairpersons with one chairperson representing each Party. The Parties shall exchange the contact information for the members of the ODDC (including which among their nominees will act as co-chairperson) as soon as possible after a Parties’ members of the ODDC have been appointed. Each Party may replace any of its designated ODDC representatives at any time on by email notice to the other Party’s Alliance Manager.

2.10.3.    The co-chairpersons of the ODDC shall be responsible for convening meetings, preparing and circulating an agenda in advance of each meeting; provided that co-chairpersons shall convene a meeting of the ODDC promptly upon the written request of either co-chairperson to convene such a meeting. Each agenda shall identify any decision that the ODDC will be asked to make during the proposed meeting. Each Party shall prepare and submit to the other Party at least [***] prior to any regularly scheduled meeting, any presentation or other pre-read materials that will be discussed during the meeting.

2.10.4.    The ODDC shall appoint a secretary for each meeting who will be responsible to prepare written minutes of such meetings which shall reflect the information reviewed, decisions made, action items agreed and the nature of any dispute between the Parties. The initial draft of the meeting minutes for each meeting shall be completed within five [***] of such meeting and circulated to the co-chairpersons for subsequent review and approval within [***] following the meeting date.

2.10.5.    For a period of [***] after the Effective Date, the ODDC shall meet every month, and thereafter, on an ad hoc basis (for example, to address the technical aspects of any Other Data which Sanofi discloses to Licensee in accordance with Section 2.5.3), at such times as it elects to do so via teleconference, videoconference or otherwise as the Parties may find convenient. Each Party will be responsible for its own expenses incurred to participate in any meetings of the ODDC, including any transportation, accommodation, meals and other travel costs. Each Party’s Alliance Manager may attend any meeting of the ODDC.

2.10.6.    Each of the Parties may invite their respective employees having expertise with regard to a particular topic attend all or part of a meeting of the ODDC, provided that the co-chairs of the ODDC shall exchange lists of their proposed employee attendees at least [***] Business Days prior to any meeting.

2.10.7.    No Third Party may attend any meeting of the ODDC as a guest without the prior consent of the other Party. A Party who wishes to invite a Third Party to attend the meeting must notify the other Party in writing at least [***] prior to the date of the scheduled meeting, which notice shall include a complete copy of a confidentiality agreement signed by such Third Party.

2.10.8.    All the ODDC meetings will be conducted in English and all documents, including minutes, agendas and presentations for the ODDC shall be prepared in English.

2.10.9.    The ODDC cannot make any decision or determination or agree to take any action without the presence of the co-chairs appointed by each Party. Each Party shall give the other Party a fair and equitable hearing of any concerns raised which could have an impact on their respective rights and interests hereunder. If, in accordance with Section 2.5.3, Licensee requests that certain Information and Inventions be included in Schedule 1.76 (Other Data) the ODDC shall mutually determine if the proposed data is technically feasible to transfer in its original form and shall establish a plan for such transfer including (phasing, modalities, platform, control, etc.).

2.10.10.    No Party’s employee will have any authority to amend, modify or waive compliance with this Agreement; provided, that, notwithstanding the foregoing, the co-chairpersons, may on mutual modify the time periods set forth in Section 2.10.5 without requiring a written amendment to or waiver of any term of this Agreement.

2.11.    Disclosure of Other Data. Sanofi shall use diligent efforts to disclose the Other Data listed on Schedule 1.76 (Other Data) as of the Effective Date no later than [***] after the Effective Date. Sanofi shall complete such disclosure of Other Data as promptly as possible within such [***] period and according to the priority designated on Schedule 1.76 (Other Data). Except as may be agreed by the Parties through the ODDC, Sanofi shall disclose Other Data in the original format available at Sanofi (which may not be the original format in which Sanofi received the information from any Third Party); provided however that if a format conversion is technically feasible (as determined by the ODDC), the cost of such conversion would be borne by Licensee and Sanofi shall have no liability with respect to such conversion.

2.12.    Audit of Other Data. Sanofi shall have the right to conduct an audit in accordance with this Section 2.12 with respect to the use of Other Data by Licensee, its Affiliates and Sublicensees to confirm compliance with the terms of this Agreement and any sublicense granted hereunder with respect to such Other Data. Sanofi shall at its sole cost and expense retain an independent Third Party that is not a competitor of Licensee and is reasonably acceptable to Licensee (the “Auditor”) to conduct such audit. Sanofi shall provide at least [***] Business Days’ notice of its intentions to conduct any such audit and conduct such audit during Licensee’s ordinary business hours; provided, however, that Sanofi shall conduct such audit no more than once every [***] months. Prior to commencing such audit, the Auditor shall enter into an agreement with Sanofi, and the audited party (i.e. the Licensee, its Affiliate or Sublicensee, as applicable) imposing on such Auditor obligations of confidentiality and non-use no less restrictive than those set forth in Article 9 (Confidentiality and Non-Disclosure) and limiting the Auditor’s disclosure of such information to authorized representatives of the Parties for the purposes germane to Sanofi’s audit rights under this Section 2.12 and as otherwise required by Applicable Law. Sanofi shall, and shall cause the Auditor to comply with those reasonable security, sites, systems and facilities operating procedures of the Licensee, its Affiliates and Sublicensees, as applicable, during each such audit to ensure that the conduct of each audit does not unreasonably disrupt the operations of Licensee, its Affiliates and Sublicensees, as applicable. Licensee, its Affiliate or Sublicensee, as applicable, shall provide the Auditor access to databases or computer environments containing the Other Data and the analysis scripts and software run on the Other Data, including the output from the analysis scripts and software, and to those of its personnel reasonably required by the Auditor to determine Licensee’s compliance with this Agreement; provided, however that Licensee shall not be obligated to provide the Auditor with access to: (i) the contents of any database or computer environment except the Other Data; or (ii) any use of, or results generated by, the analysis scripts and software that Licensee certifies in writing to such Auditor have not been executed against Other Data. Licensee shall retain the scripts, software and outputs run on Other Data for in accordance with its records retention policies and otherwise as required under Applicable Law and in no event less than [***] from creation. Sanofi shall direct the Auditor to: (a) include in its report resulting from its audit only a description of the scope of the audit, a statement as to the compliance or non-compliance with the terms of this Agreement (or any sublicense granted hereunder), and, in the event of any evidence of non-compliance, a description of the nature of such evidence and the basis for such conclusion; (b) to exclude from its report any information that would identify or disclose (1) compounds or products other than the Licensed Compounds and Licensed Products, (2) the targets or mechanisms of action of such other compounds or products, (3) any data or information other than the Other Data, or (4) any inventions or proprietary information (whether or not patentable) contained in the scripts or software, including novel algorithms used; and (c) not provide the report to Sanofi until Licensee has reviewed a final draft report and confirmed in writing to the Auditor that the report complies with clauses (a) and (b). If the Auditor finds evidence of non-compliance with respect to the use of Other Data, Sanofi may, in its discretion, exercise any and all rights available to it.

2.13.    Segregation of Other Data. Licensee shall segregate the Other Data in database(s) and computing environments that are used solely for purposes permitted in accordance with Section 2.1 (Grants to Licensee) and not for the benefit of any other compound or product of Licensee; provided, however, that Sanofi acknowledges and agrees that Licensee has the right to co-mingle, in such database(a) and computing environments Other Data with data from sources other than Sanofi. To facilitate compliance with this Section 2.13, the Other Data shall be accessed by Licensee only through the database(s) and computing environments controlled by Licensee.

2.14.    Restricted Use of Other Data. Licensee shall not use the Other Data to Exploit any pharmaceutical compound or product other than a Licensed Compound or Licensed Product. Licensee acknowledges that if it wishes to use the Other Data to Exploit any pharmaceutical product other than a Licensed Product it would need to obtain a separate license from Sanofi, on reasonable and market terms. Sanofi shall have no obligation to negotiate or execute any such additional license agreement.

2.15.    Joint Data Controller Agreement. The Parties shall, as soon as practicable after the Effective Date, and in any event prior to the disclosure by Sanofi of any Other Data, enter into an agreement governing their respective rights and obligations as joint controllers of the Other Data.

ARTICLE 3

DEVELOPMENT AND REGULATORY

3.1.    Development.

3.1.1.    In General. Licensee shall have sole control over and decision-making authority with respect to Development of the Licensed Products in the Field in the Territory at its own cost and expense.

3.1.2.    Development Plan. Schedule 3.1.2 sets forth an initial plan to Develop the Licensed Compounds and Licensed Products in the Field in the Territory (such plan and any update thereto, the “Development Plan”), reflecting those Development activities that Licensee believes, in good faith, are required in order for Licensee to satisfy its obligations under Section 3.2 (Development Diligence). Licensee shall, along with the annual report to be delivered pursuant to Section 3.3 (Reports), update the Development Plan on an annual basis with details and timelines as to its planned and completed Clinical Studies and regulatory filings. The Development Plan is the Confidential Information of Licensee.

3.2.    Development Diligence. Licensee shall use Commercially Reasonable Efforts (itself or with or through its Affiliates and/or Sublicensees) to Develop Licensed Products in the Field in [***].

3.3.    Reports. Licensee shall deliver to Sanofi an annual report regarding its Development of the Licensed Compounds and Licensed Products by no later than by the anniversary of the Effective Date of this Agreement, which report shall include [***].

3.4.    Subcontracting. Licensee may retain Service Providers to conduct Development activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain liable to Sanofi for the performance of all Development activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

3.5.    Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Development activities in in compliance with the terms of this Agreement and all Applicable Laws.

3.6.    Regulatory. Licensee shall have sole control over and decision-making authority with respect to (a) preparing, obtaining and maintaining all Drug Approval Applications and any other Regulatory Documentation, and (b) conducting communications with the Regulatory Authorities, in each case ((a) and (b)), for the Licensed Products in the Territory. All Drug Approval Applications, Marketing Approvals and other Regulatory Documentation relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate.

ARTICLE 4

COMMERCIALIZATION

4.1.    In General. Licensee shall have sole control over and final decision-making authority with respect to the Commercialization of the Licensed Products in the Field in the Territory. Licensee shall perform such Commercialization at its own cost and expense.

4.2.    Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Licensed Product(s): (a) [***] for such Licensed Product in [***]; (b) in one (1) of the following countries solely following the granting of [***] for such Licensed Product in such country: [***] solely following the granting of [***].

4.3.    Commercialization Report. Following the commencement of Commercialization activities under this Agreement by Licensee or its Affiliates or Sublicensees, Licensee shall provide to Sanofi an annual summary report of Licensee’s Commercialization activities with respect to the Licensed Compounds and Licensed Products for such preceding Calendar Year, such report to be delivered on the anniversary of the Effective Date. Licensee’s reports regarding its (and its Affiliates and Sublicensees) Commercialization activities shall be the Confidential Information of Licensee.

4.4.    Subcontracting. Licensee may retain Service Providers to conduct Commercialization activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain liable to Sanofi for the performance of all Commercialization activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

4.5.    Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Commercialization activities in compliance with the terms of this Agreement and all Applicable Laws.

4.6.    Sales and Distribution. Licensee shall have sole control over and decision-making authority with respect to invoicing, collection and booking sales, establishing all terms of sale (including pricing and discounts) and warehousing and distributing the Licensed Products in the Field in the Territory and all related services. Licensee shall have sole control over and decision-making authority with respect to handling all returns, recalls and withdrawals, order processing, inventory and receivables with respect to the Licensed Product in the Territory.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1.    In General. Licensee shall have sole control over and decision-making authority with respect to the Manufacture of the Licensed Compounds and Licensed Products at its own cost and expense.

5.2.    Subcontracting. Licensee may retain Service Providers to conduct Manufacturing activities on its behalf provided that (a) Licensee shall oversee the performance by its Service Providers of the subcontracted activities, (b) Licensee shall remain liable to Sanofi for the performance of all Manufacturing activities conducted on behalf of Licensee hereunder, despite any such subcontracting, and (c) any agreement pursuant to which Licensee retains any Service Provider must be in writing and be consistent with the relevant provisions of this Agreement.

5.3.    Compliance. Licensee shall perform (and shall cause its Affiliates, Sublicensees and Service Providers to perform) all of its Manufacturing activities in a good scientific manner and in compliance with the terms of this Agreement and all Applicable Laws.

ARTICLE 6

PAYMENTS

6.1.    Upfront Payment. Licensee shall pay Sanofi the following upfront payment (the “Upfront Payment”), which payment shall be nonrefundable and non-creditable against any other payments due hereunder, and which shall be paid in the following installments: [***].

6.2.    Milestones.

6.2.1.    Development and Regulatory Milestones. Licensee shall notify Sanofi of achievement of the development and regulatory milestone events described in the tables below (“Development and Regulatory Milestone Events”) within [***] of achievement thereof. Licensee shall pay Sanofi the following non-refundable, non-creditable development and regulatory milestone payments described in the tables below for the applicable Development and Regulatory Milestone Events (“Development and Regulatory Milestone Payments”) within [***] after receipt of invoice therefor from Sanofi, which invoice Sanofi shall provide to Licensee following Sanofi’s receipt of notice from Licensee of the achievement of the applicable Development and Regulatory Milestone Event. In the event that Development and Regulatory Milestone Event 2, 3 or 4 below is achieved before Development and Regulatory Milestone Event 1, then then the Development and Regulatory Milestone Payment for 1 shall become due and payable upon the achievement of Development and Regulatory Milestone Event 2, 3 or 4, as the case may be. Each Development and Regulatory Milestone Payment shall be payable only once regardless of the number of Licensed Products that achieve such Development and Regulatory Milestone Event:

	Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
1	[***]	[***]

2	[***]	[***]

3	[***]	[***]

4	[***]	[***]

6.2.2.    Commercial Milestones. Licensee shall notify Sanofi of achievement of the commercial milestone events described in the tables below (“Commercial Milestone Events”) with respect to Licensed Product within [***] of the end of the Calendar Year in which such Commercial Milestone Event is first achieved for such Licensed Product. Licensee shall pay Sanofi the following non-refundable, non-creditable commercial milestone payments described in the tables below with respect to Licensed Products for the first achievement of applicable Commercial Milestone Events (“Commercial Milestone Payments”) of such Licensed Products within [***] after receipt of invoice therefor from Sanofi, which invoice Sanofi shall provide to Licensee following Sanofi’s receipt of notice from Licensee of the achievement of the applicable Commercial Milestone Event. For clarity, no Commercial Milestone Payment will be due hereunder for any subsequent or repeated achievement of any Commercial Milestone Event, and the maximum aggregate amount of the Commercial Milestone Payments due under this Section 6.2.2 is [***].

	Commercial Milestone Events	Commercial Milestone Payments
A	[***]	[***]

B	[***]	[***]

C	[***]	[***]

6.2.3.    Determination that Milestone Events Have Occurred. In the event that, notwithstanding the fact that Licensee has not provided Sanofi notice of achievement of a particular Milestone Event as provided above, Sanofi believes that any such Milestone Event has been achieved by Licensee or its Affiliates or Sublicensees with respect to a Licensed Product, then it shall so notify Licensee in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. The achievement of any Milestone Event by an Affiliate of Licensee shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Licensee. With respect to the Commercial Milestone Events in Section 6.2.2 (Commercial Milestones), in the event that Commercial Milestone Event B is first achieved before the Commercial Milestone Event A is first achieved, or in the event that Commercial Milestone Event C is first achieved before Commercial Milestone Event B then such earlier Commercial Milestone Payment shall be paid, and such Commercial Milestone Event shall be deemed to have been achieved, when such latter Milestone Event (B or C as applicable) is achieved. Any dispute under this Section 6.2.3 (Determination that Milestone Events Have Occurred) regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.5 (Dispute Resolution).

6.3.    Royalties.

6.3.1.    Royalty Rates. Licensee shall pay Sanofi the applicable royalty set forth in the tables below on Net Sales of Licensed Products in the Territory for each Calendar Year (or partial Calendar Year) during the Royalty Term as follows:

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty rate
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

6.3.2.    Royalty Rate Adjustment. The royalty rates payable pursuant to Section 6.3.1 (Royalty Rates) above would be reduced on a Licensed Product-by-Licensed Product, and country-by-country basis, by [***] on each Licensed Product (a) that is not Covered by a Valid Claim of any Licensed Patent or Derived Patent, or (b) for which any period of Regulatory Exclusivity had lapsed, in each case in such country.

6.3.3.    Third Party License; Additional Future Patent License. On a Licensed Product-by-Licensed Product, Indication-by-Indication and country-by-country basis, (a) if Licensee or any of its Affiliates or Sublicensees, as applicable, determine that it is necessary to obtain a license from any Third Party to a Patent Controlled by such Third Party (a “Third Party License”) in order to Exploit any Licensed Product, then the royalty payment that would otherwise be due to Sanofi in any Calendar Quarter shall be reduced, on a Calendar Quarter-by-Calendar Quarter basis, [***] of any upfront, milestone and/or royalty payment that Licensee or any of its Affiliates or Sublicensees have paid or must pay to such Third Party in such Calendar Quarter in consideration for such Third Party License; and (b) if Licensee pays Sanofi any royalties for an Additional Future Patent License, then the royalty payment that would otherwise be due to Sanofi in any Calendar Quarter shall be reduced, on a Calendar Quarter-by-Calendar Quarter basis, [***] of any royalty payment that Licensee or any of its Affiliates or Sublicensees have paid or must pay under such Additional Future Patent License in such Calendar Quarter in consideration for such Additional Future Patent License.

6.3.4.    Limitation. Notwithstanding any provision to the contrary set forth in this Agreement, the royalty payments that would otherwise be due to Sanofi pursuant to Section 6.3.1 (Royalty Rates) with respect to a particular Calendar Quarter shall not be reduced by more than [***] by operation of Section 6.3.2 (Royalty Rate Adjustment) and/or Section 6.3.3 (Third Party Licensee; Additional Future Patent License). Licensee may carry forward to subsequent Calendar Quarters any amounts it could not deduct as a result of the application of the preceding sentence.

6.3.5.    Royalty Rate Buy down. In the event that Licensee wishes to buydown or buyout any then-remaining future royalty payments owed to Sanofi under this Agreement, Licensee shall notify Sanofi of such intention and shall include in its notice its proposal for such buydown or buyout. The Parties shall then negotiate in good faith any amendment of this Agreement to reflect any mutually agreed buydown or buyout of future royalty payments.

6.4.    Payment Dates and Reports. Royalty payments shall be made by Licensee within [***] after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Licensee shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Invoiced Sales and Net Sales of the Licensed Products by country in the Territory; (b) the calculation for any deductions from Invoiced Sales to Net Sales; (c) applicable royalty rates for the Licensed Products; (c) the exchange rates used in calculating any of the foregoing; (d) a calculation of the amount of royalty due to Sanofi, and (e) date of First Commercial Sale.

6.5.    Mode of Payment; Currency Conversion.

(i)    All payments to Sanofi under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Sanofi may from time to time designate on notice to Licensee.

(ii)    If any currency conversion shall be required in connection with any payment hereunder, then such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

6.6.    Taxes. The upfront payment, milestone payments and other amounts payable by Licensee to Sanofi pursuant to this Agreement (“Payments”) shall be reduced on account of any taxes required to be withheld or deducted by Licensee under Applicable Law. Sanofi shall otherwise be responsible for paying any and all taxes levied on account of, or measured in whole or in part by reference to, any Payments it receives. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then it may deliver to Licensee or the appropriate governmental authority (with the assistance of Licensee to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Licensee of its obligation to withhold tax, and Licensee shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Licensee’s obligation to apply a reduced rate of withholding, or to dispense with withholding shall not apply unless Licensee has received (i) all applicable forms required to be delivered to it in a form reasonably satisfactory to Licensee and (ii) evidence, in a form reasonably satisfactory to Licensee, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) to any required governmental authority, in each case at [***] prior to the time that the Payments are due. If, in accordance with the foregoing, Licensee withholds any amount, then it shall pay to Sanofi the balance of any Payment against which such withholding was applied when due and make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within [***] following such payment. Licensee shall be responsible for any sales or other similar tax that Sanofi may be required to collect with respect to the Payments; provided that Licensee’s responsibility for any sales or other similar taxes is conditioned upon Licensee’s receipt of a written invoice from Sanofi setting forth the amount of such sales or other similar taxes as a separate line item.

6.7.    Interest on Late Payments. If any Payment due to Sanofi under this Agreement is not paid when due, then Licensee shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at [***] (but with interest accruing on a daily basis) of [***] above the rate utilized by the United States Federal Reserve Bank, such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.

6.8.    Financial Records. Licensee shall, and shall cause its Affiliates and sub-licensees to, keep complete and accurate books and records pertaining to the Net Sales of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and any royalties paid to a Third Party pursuant to a Third Party License. Licensee shall, and shall cause its Affiliates and Sublicensees to, retain such books and records, until the later of [***] after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

6.9.    Audit. At the request of Sanofi, Licensee shall, and shall cause its Affiliates and Sublicensees to, permit an independent certified public accountant retained by Sanofi reasonably acceptable to Licensee at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.8 (Financial Records) and also copies of any Third Party License which Licensee has claimed any payment adjustment under Section 6.3.3 (Third Party License; Additional Future Patent License). Such audits may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter, (b) be conducted more than once in any [***] (unless a previous audit during such [***] period revealed an underpayment of more than [***] with respect to such period or Licensee restates or revises such books and records for such [***] period), or (c) be repeated for any Calendar Quarter. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals a variance of more than [***] from the reported amounts, in which case Licensee shall bear the cost of the audit. Unless disputed pursuant to Section 6.10 (Audit Dispute), if such audit concludes that additional payments were owed or that excess payments were made during such period, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Section 6.7 (Interest on Late Payments), within [***] after the date on which such audit is completed and the Parties have been notified of the accountant’s conclusions thereof and, with respect to excess payments, Licensee shall deduct such excess payments from future payments owed Sanofi.

6.10.    Audit Dispute. In the event of a dispute over the results of any audit conducted pursuant to Section 6.9 (Audit), Sanofi and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] of delivery of notice of dispute, then the dispute shall be submitted for arbitration to a certified public accounting firm selected by the Parties mutually (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine. No later than [***] after such decision and in accordance with such decision, Licensee shall pay the additional royalty payments, with interest from the date originally due as provided in Section 6.7 (Interest on Late Payments).

6.11.    Confidentiality. Sanofi shall treat all information subject to review under this Article 6 (Payments) as Licensee’s Confidential Information in accordance with the confidentiality provisions of Article 9 (Confidentiality and Non-Disclosure) and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.9 (Audit) to enter into a reasonably acceptable confidentiality agreement to Licensee that includes an obligation to retain all such financial information in confidence.

ARTICLE 7

INTELLECTUAL PROPERTY

7.1.    Ownership of Arising Information and Inventions. Licensee shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, reduced to practice, discovered, Developed or otherwise made by or on behalf of Licensee or its Affiliates under, or in the performance its obligations or exercise of its rights under, this Agreement, whether or not patented or patentable, and any and all Patents and other property rights with respect thereto.

7.2.    Prosecution and Maintenance of Patents.

7.2.1.    Licensed Patents. Licensee shall have the first right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Patents in the Territory, at its sole cost and expense using reasonable care and skill; provided that in no event shall Licensee take any actions with respect to any Licensed Patent that would be reasonably expected to reduce or narrow the scope or coverage of such Licensed Patent without the prior consent of Sanofi, such consent to not be unreasonably withheld, conditioned or delayed. The Parties shall cooperate in good faith to complete the transfer to Licensee or its designated legal counsel, promptly after the Effective Date, of all official exchanges between Sanofi’s counsel and the applicable Governmental Authorities (e.g. patent offices with respect to office actions and their replies and the authentic text of granted Licensed Patents), and such other relevant documents and information in Sanofi’s Control pertaining to the prosecution of Licensed Patents in the Territory; provided however that Sanofi shall not be obligated to disclose its internal e-mail exchanges or notes regarding the substantive proceedings or any other privileged information. If Licensee plans to abandon any Licensed Patent in the Territory, Licensee shall notify Sanofi in writing at least [***] in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent and Sanofi shall have the right, but not the obligation, to continue to prosecute and maintain such Licensed Patent. If in such notice, Licensee can demonstrate to Sanofi’s satisfaction that Sanofi’s interests, including any remuneration that may be payable to Sanofi hereunder, would not be adversely affected by such abandonment, then Licensee may proceed with such abandonment without such Licensed Patent being terminated per the following proviso; provided however if Sanofi believes that the Licensed Patent that Licensee intends to abandon could have further commercial value to Sanofi and Sanofi continues the prosecution and maintenance of such Licensed Patent, then all licenses under such Licensed Patent granted in Section 2.1 (Grants to Licensee) shall terminate upon delivery of such notice and Sanofi shall thereafter have the sole right to prosecute, maintain, enforce and defend such Licensed Patent.

7.2.2.    Derived Patents. Licensee shall have the sole right to prepare, file, prosecute, maintain, enforce and defend (including with respect to related interference, re-issuance, re-examination and opposition proceedings) any Derived Patent in the Territory, at its sole cost and expense. Licensee shall notify Sanofi each Calendar Quarter of its intention to file any such Derived Patent in the next [***] and of any Derived Patents filed since the date of the prior such notice. To the extent necessary, Sanofi shall cooperate with Licensee to file Derived Patents, including by providing evidence of assignment of rights from Sanofi’s inventor employees, provided that Licensee requests such evidence in writing at least [***] prior to the planned filling date of such Derived Patent.

7.2.3.    Patent Term Extension and Supplementary Protection Certificate. Licensee shall have the sole right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents in any country in the Territory, at its sole cost and expense.

7.2.4.    Inadvertently Omitted Licensed Patents. For a period of [***] from the Effective Date, if Licensee becomes aware of a Patent in a country in the Territory that Covers a Licensed Compound that Licensee, its Affiliates or Sublicensees wish to Develop, Manufacture and/or Commercialize, which Patent Licensee believes Sanofi or its Affiliates may have Controlled as of the Effective Date and which may have been inadvertently omitted from Schedule 1.62 (Licensed Patents), Licensee shall so notify Sanofi. Within [***] of receipt of Licensee’s notice in accordance with the preceding sentence, Sanofi shall either (a) notify Licensee that such Patent was not Controlled by it or its Affiliates as of the Effective Date, or (b) Sanofi shall provide an update to Schedule 1.62 (Licensed Patents) to include such inadvertently omitted Patent.

7.3.    Enforcement of Patents.

7.3.1.    Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with the details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than [***] after it becomes aware of any Infringement described in clause (b) above.

7.3.2.    Licensed Patents in the Territory. Licensee shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Patents at its sole cost and expense. Licensee may, subject to Section 2.3 (Sublicenses), grant the infringing Third Party a sublicense as Licensee deems appropriate. If Licensee does not initiate such an infringement action within [***] in the case of any Infringement described in clause (b) of the definition thereof) of learning of such Infringement, or earlier notifies Sanofi in writing of its intent not to so initiate an action, and Licensee has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi shall have the right, but not the obligation, to bring such an action. If Licensee has commenced negotiations with an alleged infringer to discontinue such infringement within such [***], as applicable, referred to in the preceding sentence, Sanofi may not bring suit for such Infringement.

7.3.3.    Settlement. The Party that controls the prosecution of a given Infringement claim pursuant to Section 7.3.2 (Licensed Patents in the Territory) also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party if such settlement would adversely affect or diminish the rights or benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

7.3.4.    Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 7.3 (Enforcement of Patents), the non-controlling Party shall provide reasonable assistance and cooperation, at the controlling Party’s cost, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, then it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.

7.3.5.    Costs and Recovery. Any damages or other amounts collected from any such Infringement action shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall (a) before the First Commercial Sale of the considered Licensed Product, be shared [***] for Sanofi and [***] for Licensee, or (b) after the First Commercial Sale of the considered Licensed Product, be included in the Net Sales calculation for such Licensed Product.

7.4.    Infringement Claims by Third Parties.

7.4.1.    Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by such Third Party is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. Licensee shall have the first right, but not the obligation, to control the defense of such claim. If Licensee fails to assume control of the defense of such claim within [***] after receiving notice thereof from, or giving notice thereof to, Sanofi pursuant to the first sentence of this Section 7.4.1 (Defense of Third Party Claims), then Sanofi shall have the right, but not the obligation, to defend against any such claim that is filed against Sanofi (but not Licensee). Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”) without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding.

7.4.2.    Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 7.4.1 (Defense of Third Party Claims) also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior written consent of the Non-Controlling Party if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement, and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed.

7.4.3.    Allocation of Costs. All costs and expenses relating to any defense, settlement and judgments in actions commenced pursuant to this Section 7.4 (Infringement Claims by Third Parties) shall be borne by the Party that incurs such cost.

7.5.    Invalidity or Unenforceability Defenses or Actions.

7.5.1.    Third Party Defense or Counterclaim.

(i)    If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3 (Enforcement of Patents) or claim or counterclaim asserted under Section 7.4 (Infringement Claims by Third Parties), or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(ii)    Licensee shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action. If Licensee fails to exercise its first right to control of the defense of such action (as it considers such Licensed Patent to no longer be of strategic value to it, its Affiliates or Sublicensees) within [***] after receiving notice thereof from, or giving notice thereof to, then Sanofi shall have the right to defend such action, through counsel of its choosing, at its sole cost and expense, to defend against such action, and in such event under such Licensed Patents granted in Section 2.1 (Grants to Licensee) shall terminate unless Licensee pays Sanofi [***] of the external costs incurred by Sanofi in defending such action.

7.5.2.    Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.5.1 (Third Party Defense or Counterclaim), including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such disclosing Party are in place to protect such privilege. In connection with any such defense or claim or counterclaim, the Controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 7.5.1 (Third Party Defense or Counterclaim), each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.

7.6.    Third Party Licenses. If Licensee obtains a license from any Third Party in order to Exploit a Licensed Product in the Field in the Territory, Licensee shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party under such license.

7.7.    Product Trademarks.

7.7.1.    Selection and Ownership of Product Trademarks. Licensee shall have the right to select and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory, at its costs and expense.

7.7.2.    Maintenance and Prosecution of Product Trademarks. Licensee shall have sole control over and decision-making authority with respect to the registration, prosecution and maintenance of Product Trademarks, at its cost and expense.

7.7.3.    Enforcement of Product Trademarks. Licensee shall have the sole right to take action against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Licensee shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.3 (Product Trademarks) and any settlements and judgments with respect thereto and shall retain any damages or other amounts collected in connection therewith.

7.7.4.    Third Party Claims. Licensee shall have the sole right to defend against any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Licensee shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.4 (Product Trademarks) and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

ARTICLE 8

PHARMACOVIGILANCE AND SAFETY

8.1.    Global Safety Database. Licensee shall be responsible for setting up, holding and maintaining (at Licensee’s sole cost and expense) the global safety database for the Licensed Products in the Territory. To the extent required by Applicable Law, upon on Sanofi’s request, Licensee shall grant Sanofi access to such global safety database for the Licensed Products.

8.2.    Pharmacovigilance Agreement. To the extent required by Applicable Law, the Parties shall execute a safety data exchange or other applicable pharmacovigilance agreement.

ARTICLE 9

CONFIDENTIALITY AND NON-DISCLOSURE

9.1.    Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and, in the case of Licensee as the Receiving Party its Sublicensees, and with respect to both Parties their respective officers, directors, employees and agents to, keep completely confidential (using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of effort) and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any confidential or proprietary information Controlled and provided by one (1) Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement, including the terms of this Agreement or any information relating to the Licensed Products, any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form. Notwithstanding the foregoing, Confidential Information shall not include any information that:

9.1.1.    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act or omission on the part of the Receiving Party in breach of this Agreement;

9.1.2.    was obtained or was already known by the Receiving Party or any of its Affiliates without obligation of confidentiality as a result of disclosure from a Third Party that neither the Receiving Party nor any of its Affiliates knew was under an obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information;

9.1.3.    was previously or is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

9.1.4.    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

9.2.    Permitted Disclosures. Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:

9.2.1.    necessary to comply with Applicable Law including disclosure that a Party is compelled to make in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance with Applicable Law; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, then the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;

9.2.2.    necessary to comply with the rules and regulations of the U.S. Securities and Exchange Commission (or any securities exchange in any jurisdiction in the Territory) applicable to a Party (each, a “Securities Regulator”), which disclosure is, in the reasonable opinion of the Receiving Party’s counsel, necessary for compliance with the requirements of such securities exchange, and, in connection therewith, each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the such Securities Regulators, provided that if a Party intends to submit this Agreement to, or intends to file this Agreement with, any Securities Regulator, such Party agrees to engage in a reasonable consultation, on not less than [***] advance notice (further provided that such advance notice shall be [***] during the months of August and December), with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement or other Confidential Information related to this Agreement to be disclosed to such Securities Regulator;

9.2.3.    made by the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval;

9.2.4.    made by the Receiving Party to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement;

9.2.5.    made by the Receiving Party to actual or prospective investors, acquirers, merger candidates, or, with respect to Sanofi as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that (a) each such Third Party signs an agreement that contains obligations of confidentiality that are substantially similar to the Receiving Party’s obligations hereunder (except that the obligations under such agreement may terminate [***] after disclosure of the relevant information), and (b) each such Third Party to whom information is disclosed shall (i) be informed of the confidential nature of the Confidential Information so disclosed and (ii) agree to hold such Confidential Information subject to the terms thereof.

9.3.    Use of Name. Except as expressly provided in this Agreement, neither Party shall mention or otherwise use the name, insignia, symbol or other Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 (Use of Name) shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 9 (Confidentiality and Non-Disclosure)) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 (Use of Name) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 9 (Confidentiality and Non-Disclosure).

9.4.    Press Releases. Except as otherwise permitted in accordance with Section 9.2 (Permitted Disclosures), no Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party. If a Party wishes to issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, then such Party shall provide the other Party reasonable opportunity to review and comment on any such press release or public communication at least [***] in advance thereof (to the extent permitted under Applicable Law), and further provided that the period of review and comment shall notwithstanding the foregoing be [***] during the months of August and December, and the issuing Party shall act in good faith to incorporate any comments provided by the other Party on such press release or public communication. This Section 9.4 (Press Releases) shall not apply with respect to information that has been previously disclosed by any Party publicly.

9.5.    Publications. Any publication of papers regarding the Licensed Compounds made by or on behalf of Licensee shall, acknowledge the contributions of Sanofi and its Affiliates according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.

9.6.    Destruction of Confidential Information. Within [***] after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one (1) copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.7.    Waiver of Confidentiality. In the event that Licensee wishes to discuss with any Third Party service provider or former Sanofi employee that performed Development activities for the [***] certain Licensed Know-How or Other Data licensed hereunder which such Third Party service provider or former Sanofi employee had access to by virtue of an agreement with Sanofi, Sanofi will, promptly after Valo requests, provide such Third Party service provider or former Sanofi employee a letter waiving or modifying its confidentiality rights under the applicable agreement to permit such discussion.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1.    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1.    Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) is duly organized and validly existing under the Applicable Law of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

10.1.2.    Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.2.    Representations, Warranties and Covenants of Sanofi. Sanofi represents and warrants to Licensee, as of the Effective Date:

10.2.1.    Licensed Patents. Sanofi or its Affiliates Controls the Licensed Patents set forth in Schedule 1.62. The Licensed Patents have been (a) diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (b) all applicable fees payable to a patent office have been paid on or before the due date for such payments. To the knowledge of the Sanofi personnel involved with such matters, the Licensed Patents listed in Schedule 1.62 are all of the Patents Sanofi filed concerning the Licensed Compounds.

10.2.2.    Licensed Know-How. Sanofi or its Affiliates Controls the Licensed Know-How set forth in Schedule 1.61. To the knowledge of the Sanofi personnel involved with such matters, the Licensed Know-How listed in Schedule 1.61 contains all the Information and Inventions that were created by or on behalf of Sanofi in the Development of the Licensed Compounds.

10.2.3.    Other Data. Sanofi or its Affiliates Controls the Other Data set forth in Schedule 1.76.

10.2.4.    Transferred Materials. Sanofi or its Affiliates Controls the Transferred Materials set forth in Schedule 2.6.1.

10.2.5.    Transferred US INDs. Sanofi or its Affiliates Controls the Transferred US INDs set forth in Schedule 2.8, and the Transferred US INDs set forth in Schedule 2.8 are all of the INDs in the United States under which Sanofi Developed the Licensed Compounds.

10.2.6.    License. Sanofi has the right to grant the licenses and rights granted to Licensee (or purported to be granted to Licensee) hereunder on its own behalf and on behalf of its Affiliates, and neither Sanofi nor its Affiliates have granted any option, right or license to any Third Party relating to any of the Licensed Patents, Licensed Know-How or Other Data that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder.

10.2.7.    Third Party Claims. To the knowledge of the Sanofi personnel involved with such matters (a) Sanofi has not received any written notice of a claim or written threat of a claim or litigation made by any Person against Sanofi or its Affiliates that alleges that any Licensed Patent is invalid or unenforceable, or that any Licensed Know-How or Other Data has been misappropriated, and (b) there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial, or legal, administrative or other proceedings, or governmental investigations pending or, to the knowledge of Sanofi, made by any Person against Sanofi or its Affiliates that could reasonably be expected to adversely affect or restrict the ability of Sanofi to consummate or perform the transactions contemplated under this Agreement.

10.2.8.    Activities. (a) All Development activities conducted by or on behalf of Sanofi or its Affiliates under the [***] have been conducted in accordance with all Applicable Law, and (b) neither Sanofi nor any of its Affiliates used, in any capacity, in connection with the activities performed under the [***], any Person who has been debarred pursuant United States Law, including under Section 306 of the FFDCA and 21 U.S.C. § 335a, has been investigated for debarment, or who is the subject of a conviction described in such section.

10.2.9.    Licensed Compounds. Schedule 1.60 lists those compounds which Sanofi Developed in its [***] for which Sanofi has generated data which is included in the Licensed Know-How or Other Data. Sanofi does not represent and warrant to Licensee that Schedule 1.60 lists all compounds which Sanofi Developed in its [***].

10.2.10.    Non-Destruction. For a period of [***] from the Effective Date, Sanofi will not delete or destroy its Information and Inventions created in its [***].

10.2.11.    No Commercialization. Sanofi and its Affiliates are not Commercializing any Restricted Compound.

10.3.    Covenants of Licensee.

10.3.1.    Neither Licensee nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Licensee shall inform Sanofi in writing promptly if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Licensee’s knowledge, is threatened, relating to the debarment or conviction of Licensee or any Person performing activities hereunder.

10.3.2.    Licensee shall, and shall procure that its Affiliates and Sublicenses, take appropriate measures to secure, within its physical premises, databases and computer environments, the Licensed Know-How and Other Data so as to protect such information from any and all uses except as expressly permitted herein.

10.4.    Additional Future Patent License. In the event that, after the Effective Date, Licensee, its Affiliates or its Sublicensees become aware of a Patent in a country which they believe Sanofi or its Affiliates may Control, which Patent the Licensee, its Affiliates or its Sublicensees believes may be infringed by Licensee, its Affiliates or its Sublicensees if any of them Developed or Commercialized such Licensed Product in such country (“Additional Future Patent”), then the Licensee (on its own behalf or on behalf of its Affiliates or its Sublicensee) shall notify Sanofi of such situation, and thereafter the Sanofi and Licensee, its Affiliate or Sublicensee, as the case may be, shall negotiate in good faith a license under such Additional Future Patent to the extent Sanofi is lawfully able to do so (each such license an “Additional Future Patent License”). In the event that such Additional Future Patent was (a) filed by Sanofi as part of bona fide Development activities conducted by Sanofi, or (b) rights to such Additional Future Patent were acquired by Sanofi through a license or other transaction consummated with a Third Party, then in either case (a) or (b), the Additional Future Patent License granted by Sanofi to Licensee, its Affiliate or Sublicensee, as the case may be, shall have a reasonable and market remuneration.    If, however, the Additional Future Patent does not satisfy (a) or (b) above, the Additional Future Patent License granted Licensee, its Affiliate or Sublicensee, as the case may be, shall be royalty-free.

10.5.    DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 (MUTUAL REPRESENTATIONS AND WARRANTIES) AND 10.2 (REPRESENTATIONS, WARRANTIES AND COVENANTS OF SANOFI), SANOFI MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SANOFI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE WITH RESPECT TO THE TRANSFERRED MATERIALS OR PURPOSE OR ANY WARRANTY AS TO FREEDOM TO OPERATE OR THE VALIDITY OF ANY LICENSED PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.5.1.    ADDITIONAL WAIVER. LICENSEE AGREES THAT (A) IT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY THAT RESULTS FROM SUCH DETERMINATION BY LICENSEE, AND (B) THE TRANSFERRED MATERIALS ARE SOLD “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR CLAIM AS TO THE QUALITY OF FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED MATERIALS; (B) LICENSEE AGREES THAT SANOFI SHALL HAVE NO LIABILITY TO LICENSEE FOR THE USE OF THE TRANSFERRED MATERIALS; (C) LICENSEE IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE TRANSFERRED MATERIALS HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION; AND (D) SANOFI MAKES NO REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF ANY OTHER DATA. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THE JOINT DATA CONTROLLER AGREEMENT THAT THE PARTIES ENTER INTO IN ACCORDANCE WITH SECTION 2.15 (JOINT DATA CONTROLLER AGREEMENT), ALL OTHER DATA ARE TRANSFERRED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND LICENSEE EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI AS TO THE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE OTHER DATA; (E) LICENSEE AGREES THAT SANOFI SHALL HAVE NO LIABILITY TO LICENSEE FOR THE USE BY LICENSEE OR ITS AFFILIATES OR SUBLICENSEES OF THE OTHER DATA; (F) LICENSEE IS SOLELY RESPONSIBLE FOR

DETERMINING WHETHER THE OTHER DATA HAVE APPLICABILITY OR UTILITY IN LICENSEE’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND LICENSEE ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.

ARTICLE 11

INDEMNITY

11.1.    Indemnification of Sanofi. Licensee shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Licensee of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Licensee Indemnitee, or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Licensee or any of its Affiliates; provided that, with respect to any Third Party Claim for which Licensee has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 (Indemnification of Sanofi) and Sanofi has an obligation to any Licensee Indemnitee pursuant to Section 11.2 (Indemnification of Licensee), each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.2.    Indemnification of Licensee. Sanofi shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Sanofi of this Agreement, (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee, or (c) the Development of the Licensed Compounds by Sanofi or its Affiliates prior to the Effective Date; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Licensee Indemnitee pursuant to this Section 11.2 (Indemnification of Licensee) and Licensee has an obligation to any Sanofi Indemnitee pursuant to Section 11.1 (Indemnification of Sanofi), each Party shall indemnify each of the Sanofi Indemnitees or the Licensee Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.

11.3.    Notice of Claim. All indemnification claims in respect of a Sanofi Indemnitee or a Licensee Indemnitee shall be made solely by Sanofi or Licensee, as applicable (each of Sanofi or Licensee in such capacity, the “Indemnified Party” and the Party owing the indemnification obligation under this Agreement, the “Indemnifying Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 (Indemnification of Sanofi) or Section 11.2 (Indemnification of Licensee), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice other than in the event such delay materially prejudices the Indemnifying Party’s ability to defend the applicable claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4.    Control of Defense.

11.4.1.    Control of Defense. The Indemnifying Party shall assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Licensee Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2 (Right to Participate in Defense), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Licensee Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.

11.4.2.    Right to Participate in Defense. Without limiting Section 11.4.1 (Control of Defense), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment of counsel shall be at the Indemnified Party’s own expense unless (a) the employment of counsel thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (Control of Defense) (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.

11.4.3.    Settlement. With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in any Sanofi Indemnitee or Licensee Indemnitee, as applicable, becoming subject to injunctive or other relief or otherwise adversely affecting the business of any Sanofi Indemnitee or Licensee Indemnitee, as applicable, in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify such Sanofi Indemnitee or Licensee

Indemnitee, as applicable, hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims not described in the preceding sentence, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1 (Control of Defense), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, provided that it obtains the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Licensee Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Licensee Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.

11.4.4.    Cooperation. The Indemnified Party shall, and shall cause each Sanofi Indemnitee or Licensee Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Licensee Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Licensee Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.

11.4.5.    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim (such as providing witnesses for such Third Party Claim) shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Licensee Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Licensee Indemnitee, as applicable.

11.5.    Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR, IN THE CASE OF LICENSEE, ITS SUBCONTRACTORS OR SUBLICENSEES), OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 11.1 (INDEMNIFICATION OF SANOFI) OR SECTION 11.2 (INDEMNIFICATION OF

LICENSEE), OR WITH RESPECT TO A BREACH OF ARTICLE 9 (CONFIDENTIALITY AND NON-DISCLOSURE), NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS OR LOST REVENUE, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

11.6.    Insurance. Licensee shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

ARTICLE 12

TERM AND TERMINATION

12.1.    Term. This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Article 12 (Term and Termination), continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Royalty Term in any country, Licensee’s license with respect to the applicable Licensed Product in the applicable country shall become fully paid-up, perpetual and irrevocable.

12.2.    Termination for Convenience. Licensee may terminate this Agreement, at will, in its sole discretion, in its entirety or on a Licensed Product-by-Licensed Product basis, upon [***] prior written notice to Sanofi; provided however that Licensee may not exercise its right to terminate this Agreement under this Section 12.2 (Termination for Convenience) unless and until Sanofi has been paid the Upfront Payment in full.

12.3.    Termination of this Agreement for Material Breach. In the event that a Party materially breaches a term of this Agreement (such Party, the “Breaching Party”), the other Party (the “Complaining Party”) may, in addition to any other right and remedy it may have, terminate this Agreement (in its entirety or on a Licensed Compound-by-Licensed Compound or country-by-country basis) upon [***] prior written notice (the “Termination Notice Period”) to the Breaching Party, such written notice specifying the material breach (including a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting or related to such alleged material breach by the Breaching Party) and its claim of right to terminate; provided however that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a payment breach, as to which the Breaching Party shall have only a ten (10) calendar-day cure period; further provided however that solely with respect to any alleged breach by Licensee of its obligations under (a) Section 3.2 (Development Diligence) after Sanofi has received in full [***] Development and Regulatory Milestone Payment following Licensee’s successful achievement of the second Development and Regulatory Milestone Event (i.e. Receipt of the first Market Approval in the US for a Licensed Product) or (b) Section 4.2 (Commercial Diligence) after Sanofi has received in full the [***] Commercial Milestone Payment following Licensee’s successful achievement of the first Commercial Milestone Event (i.e. Territory-wide Net Sales of all Licensed Products in a Calendar Year exceed [***] then in the event that Sanofi issues a notice of termination of this Agreement alleging that Licensee has failed to comply with its obligations under Section 3.2 (Development Diligence) or Section 4.2 (Commercial Diligence), as applicable, following receipt of Sanofi’s notice and the Parties will meet within [***] to discuss in good faith such alleged breach and Licensee’s plans to Development and/or Commercialize for Licensed Products; further provided that if either Party initiates a dispute resolution procedure under section 13.5 (Dispute Resolution) to resolve the dispute for which termination is being sought within [***] before the end of the Termination Notice Period and each Party acts in good faith in carrying out such procedure, the Termination Notice Period will be tolled and the termination of this Agreement will not become effective until after the final resolution of the dispute.

12.4.    Termination by Sanofi for Patent Challenge. In the event that anywhere in the Territory, Licensee or any of its Affiliates institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its counterpart in any other jurisdiction, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Licensee’s activities contemplated by this Agreement absent the rights and licenses granted hereunder, Sanofi may terminate this Agreement immediately upon written notice to Licensee. Sanofi shall not exercise its right to terminate this Agreement in the event that Licensee can demonstrate that the sole reason for its participation in any such action is that it has been compelled to do so under Applicable Law, in which case, Licensee shall have a period of [***] to remove itself or its Affiliates, as applicable, from such action if such removal is not prohibited by Applicable Law and would not subject Licensee or such Affiliates to sanctions or monetary penalties, provided that Sanofi shall consent to extend such period if Licensee can provide reasonable justification therefor.

12.5.    Termination Upon Insolvency. In the event that either Party (a) files for protection under the United States Bankruptcy Code or any similar bankruptcy or insolvency law in another jurisdiction, (b) makes an assignment for the benefit of, or an arrangement or composition generally with, its creditors, (c) appoints an examiner or of a receiver or trustee over all or substantially all of its property or suffers the appointment of such party that is not discharged within [***] after such filing or appointment, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution, liquidation or winding up, (f) has a petition filed against it under the United States Bankruptcy Code or any similar bankruptcy or insolvency law that is not discharged or dismissed within [***] of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the ordinary course, then the other Party may terminate this Agreement in its entirety effective immediately upon writing notice to such Party.

12.6.    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar in any country other than the U.S., licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights, protections and elections under the U.S. Bankruptcy Code and any similar laws in any country other than the U.S. Each Party hereby acknowledges that: (a) copies of research data; (b) laboratory samples; (c) product samples and inventory; (d) formulas; (e) laboratory notes and notebooks; (f) data and results related to Clinical Trials; (g) regulatory filings and Marketing Approvals; (h) rights of reference in respect of regulatory filings and Marketing Approvals; (i) pre-clinical research data and results; (j) tangible Information and Invention; and (k) marketing, advertising, and promotional materials, in each case ((a) through (k)), that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Sanofi under the U.S. Bankruptcy Code and any similar laws in any country other than the U.S., Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Sanofi elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Sanofi upon written request therefor by Licensee. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract. The provisions of this Section 12.6 (Rights in Bankruptcy) are without prejudice to any rights Licensee may have arising under the U.S. Bankruptcy Code, laws of other jurisdictions governing insolvency and bankruptcy, or other Applicable Law. The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the U.S. Bankruptcy Code and any similar laws in any country other than the U.S.: (x) the right of access to any intellectual property (including all embodiments thereof) of Sanofi, or any Third Party with whom Sanofi contracts in accordance with this Agreement to perform an obligation of Sanofi under this Agreement which is necessary or useful for the Development, Manufacture, or Commercialization of any Licensed Compounds or Licensed Products; (y) the right to contract directly with any Third Party described in (x) to complete the contracted work; and (z) the right to cure any breach under any such agreement with a Third Party and set off the costs thereof against amounts payable to Sanofi under this Agreement.

12.7.    General Consequences of Termination. In the event of a termination of this Agreement for any reason in its entirety or with respect to a specific Licensed Compound, as applicable, for a period of [***] following the effectiveness of termination, Licensee may sell then-existing inventory of Licensed Products containing the terminated Licensed Compound(s) owned by Licensee or any of its Affiliates as of the effective date of such termination, provided that (a) Licensee pays to Sanofi royalties owing thereon pursuant to Section 6.3.1 (Royalty Rates) hereof, and (b) Licensee has been granted all Market Approvals necessary to sell such Licensed Products prior to the effective date of any such termination.

12.8.    Consequences of Termination by Licensee or by Sanofi.

12.8.1.    Upon termination of this Agreement in its entirety, or with respect to a specific Licensed Compound, as applicable, by Licensee in accordance with Section 12.2 (Termination for Convenience), or by Sanofi in accordance with Section 12.3 (Termination of this Agreement for Material Breach), Section 12.4 (Termination by Sanofi for Patent Challenge), or Section 12.5 (Termination Upon Insolvency):

(i)    Subject to Section 12.8.1(iii), all rights and licenses granted by Sanofi hereunder (including under any Sublicense Agreement) with respect to the terminated Licensed Compound(s) shall immediately terminate and all rights granted to Licensee, its Affiliates and Sublicensees shall revert to Sanofi;

(ii)    if Sanofi has an interest in assuming the Exploitation of the Licensed Compounds in the Field in the Territory, the Parties shall negotiate in good faith a license or other transaction to provide Sanofi rights to the Patents, Information and Inventions, materials, trademarks and any other assets of Licensee which Sanofi may require to further Exploit the Licensed Compounds in the Field in the Territory; and

(iii)    to the extent that any Sublicensee has complied with its Sublicense Agreement and agrees to assume all obligations of Licensee, Sanofi may, at its election, enter into a direct license agreement with such Sublicensee.

12.8.2.    Upon termination of this Agreement in its entirety, or with respect to a specific Licensed Compound, as applicable, by Licensee in accordance with Section 12.2 (Termination of this Agreement for Material Breach), or Section 12.5 (Termination Upon Insolvency), all rights and licenses granted by Sanofi hereunder (including under any Sublicense Agreement) with respect to the terminated Licensed Compound(s) shall immediately terminate and all rights granted to Licensee, its Affiliates and Sublicensees shall revert to Sanofi.

12.9.    Accrued Rights; Surviving Obligations.

12.9.1.    Accrued Rights. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

12.9.2.    Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason: Section 6.9 (Audit); Section 6.10 (Audit Dispute); Section 6.11 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Section 7.4 (Infringement Claims by Third Parties) solely with respect to any enforcement actions ongoing as of the effective date of termination; Section 12.1 (Term) solely with respect to the final sentence thereof provided that Licensee’s royalty and other payment obligations have been fulfilled as of the date of expiration or termination of this

Agreement; Section 12.7 (General Consequences of Termination); 12.8 (Consequences of Termination by Licensee or by Sanofi) and this Section 12.9 (Accrued Rights; Surviving Obligations); Article 1 (Definitions) to the extent necessary to give effect to surviving provisions; Article 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration and also with regard to any post-termination or post-expiration payments; Article 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1 (Confidentiality Obligations); Article 11 (Indemnity), provided that Section 11.6 (Insurance) shall survive only with respect to insurable events which occurred during the period prior to termination or expiration; and Article 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.

ARTICLE 13

MISCELLANEOUS

13.1.    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within [***] after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than [***] and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2 (Termination for Convenience).

13.2.    Alliance Managers. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Licensee’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

13.3.    Assignment.

13.3.1.    By Sanofi. Sanofi may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of its rights or obligations hereunder in whole or in part, a) to one (1) or more of its Affiliates, (b) to Sanofi’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Sanofi to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions.

13.3.2.    By Licensee. Licensee may sell, transfer, assign, delegate, pledge or otherwise dispose of this Agreement, or any of Licensee’s rights or obligations hereunder in whole or in part, (a) to one (1) or more of its Affiliates, (b) to Licensee’s successor in interest in connection with any Change of Control, or (c) in connection with any sale or other disposition of all or substantially all of the assets of Licensee to which this Agreement relates to one (1) or more Third Parties in one transaction or a series of related transactions.

13.3.3.    Violation. Any attempted assignment or delegation in violation of Section 13.3.2 (By Licensee) shall be void and of no effect.

13.3.4.    Successors and Permitted Assigns. All validly assigned and delegated rights and obligations of a Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be.

13.4.    Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

13.5.    Dispute Resolution. If dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then each Party shall have the right to refer such dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such thirty (30) Business Day period, then either Party shall be free to commence legal action in accordance with Section 13.6 (Governing Law, Jurisdiction, Venue and Service) and seek such remedies as may be available to such Party. Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 13.6 (Governing Law, Jurisdiction, Venue and Service) immediately if litigation is necessary to prevent irreparable harm to that Party.

13.6.    Governing Law, Jurisdiction, Venue and Service.

13.6.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2.    Jurisdiction. Subject to Section 13.6 (Governing Law, Jurisdiction, Venue and Service) and Section 13.10 (Equitable Relief), the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

13.6.3.    Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.6.4.    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.7.2 (Address for Notice) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

13.7.    Notices.

13.7.1.    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7.2 (Address for Notice) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7 (Notices). Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.7 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Telephone numbers are provided solely to facilitate delivery by courier.

13.7.2.    Address for Notice.

If to Licensee, to:

Valo Health, Inc.

399 Boylston Street, Suite 505

Boston, MA 02116

Attention: General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

Attention:      Stephen Abreu

Telephone:    +1 (415) 772-1200

If to Sanofi, to:

c/o Sanofi

82, avenue Raspail

94250 Gentilly, France

Attention: Head of Out-Licensing Management

Global Alliance Management, Sanofi Partnering

Telephone: +33.1.53.77.91.21

Email: licenses@sanofi.com (which does not constitute notice)

13.8.    Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Licensee dated September 11, 2020, as amended. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.9.    English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.10.    Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Article 9 (Confidentiality and Non-Disclosure) are reasonable and necessary to protect the legitimate interests of each of them and that such other Party would not have entered into this

Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article 9 (Confidentiality and Non-Disclosure) may result in irreparable injury to the other Party for which there may be no adequate remedy at law. In the event of such a breach or threatened breach of any provision of this Agreement, the aggrieved Party may seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, threatened breach or allegation of breach, as applicable, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Each aggrieved Party hereby waives any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.10 (Equitable Relief) is intended, or should be construed, to limit either Party’s right to equitable relief for a breach or the threatened of any other provision of this Agreement.

13.11.    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

13.12.    No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

13.13.    Affiliates. Each Party shall have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of such Party).

13.14.    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15.    Relationship of the Parties. It is expressly agreed that Sanofi, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16.    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

13.17.    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Any reference herein to any person or entity shall be construed to include the person’s or entity’s successors and assigns. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall apply against the Party which drafted such terms and provisions.

13.18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered in portable document format (PDF) using electronic signatures and such signatures shall be deemed to bind each Party as if they were ink signatures.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

SANOFI		VALO HEALTH, INC.

By:	/s/ Alban de La Sablière	By:	/s/ David A. Berry
Name: Alban de La Sablière		Name: David A. Berry, M.D., Ph.D.
Title: Global Head of Business Development and Licensing		Title: President and Director

Schedule 1.60

Licensed Compounds

[***]

Schedule 1.61

Licensed Know-How

[***]

Schedule 1.62

Licensed Patents

[***]

Schedule 1.76

Other Data

[***]

Schedule 2.6.1

Inventory of Transferred Materials

[***]

Schedule 2.8

Transferred US INDs

[***]

Schedule 2.9

Diseases

[***]

Schedule 3.1.2

Development Plan

[***]